                                                                    Exhibit 99.5

                    SCHULTZ PRG LIQUIDATING INVESTMENTS, LTD

               Secured Promissory Note due [170 days from Closing]


$12,610,584.96                                                   August __, 2002

         FOR VALUE RECEIVED, the undersigned Schultz PRG Liquidating Investments, Ltd., a Texas limited partnership (the "BORROWER"), hereby promises to pay to Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership (or its permitted assignees, collectively, "BERKSHIRE") at the address specified in Section 8.3 hereof, or at such other place as Berkshire shall from time to time have designated to Borrower in writing, on or before [170 days from Closing of the Stock Purchase Agreement] (the "STATED MATURITY DATE"), the amount of Twelve million six hundred and ten thousand five hundred and eighty four dollars and ninety six cents ($12,610,584.96) (the "PRINCIPAL AMOUNT"), in cash on the terms and conditions set forth in Article 3 hereof, and with interest as provided in Article 2 hereof. Berkshire and Borrower also hereby agree to the put and call of the shares of common stock, no par value, (the "COMMON STOCK") of PRG-Schultz International, Inc., a Georgia corporation ("PRG") on the terms and conditions set forth in Article 5 hereof.

                                    ARTICLE I

                                     GENERAL

         1.1. THE NOTE. This Note is as contemplated by the Stock Purchase Agreement, dated as of August 16, 2002, among the Borrower, Berkshire and certain other parties thereto (the "STOCK PURCHASE AGREEMENT"), the First Option Agreement, dated as of August __, 2002, among the Borrower and PRG (the "OPTION AGREEMENT") and the Subordination Agreement, dated as of August __, 2002, among the Borrower, Berkshire and PRG (the "SUBORDINATION AGREEMENT"). Terms defined in the Stock Purchase Agreement and the Option Agreement and not otherwise defined herein are used herein as so defined in those agreements.

         1.2.     ACCELERATION. In case an Event of Default (as defined in
Section 7.1 hereof) shall occur, the entire Principal Amount of this Note may become or be declared to be due and payable in the manner and with the effect provided herein.

                                   ARTICLE II

                                    INTEREST

         2.1. INTEREST. This Note shall accrue daily interest from the date hereof on the Principal Amount from time to time unpaid at a rate of eight percent (8%) per annum, said interest being payable upon any prepayment, at the Stated Maturity Date or any accelerated maturity hereof.

         2.2. MANNER OF PAYMENT. All interest on the Principal Amount shall be payable in cash, unless otherwise provided for herein.

                                  ARTICLE III

                           PAYMENT OF PRINCIPAL AMOUNT

         3.1. PAYMENTS. The outstanding Principal Amount of this Note will be payable on the Stated Maturity Date in cash, unless and to the extent otherwise provided in this Section 3.1 or Article 5 hereof.

                  3.1.1. FULL EXERCISE OF OPTIONS. Within five (5) days of the notice of exercise in full of the options granted pursuant to the Option Agreement (the "OPTIONS") by PRG and, in any event, no later than simultaneously with the Option Closing, the Borrower will repay the entire Principal Amount (plus accrued interest pursuant to Section
         2.1 hereof) in cash on such date, and on such date Berkshire will release the shares of common stock of PRG (the "PLEDGED SHARES") which are the subject of the Pledge Agreement dated as of August __, 2002 and between the parties to this Note, in the form attached as Exhibit A hereto (the "PLEDGE AGREEMENT"), to Borrower pursuant to Article IV of the Pledge Agreement.

                  3.1.2.   PARTIAL EXERCISE AND NON-EXERCISE OF OPTIONS.

                           (a) Within five (5) days of the notice of exercise and, in any event, no later than simultaneously with and in the same amount as the payment by PRG under the Option Agreement for a portion of the Pledged Shares, the Borrower will repay to Berkshire the portion of the Principal Amount relating to the number of Pledged Shares sought to be released to the Borrower (plus accrued interest pursuant to Section 2.1 hereof) in cash on such date (a "SETTLEMENT DATE"), and Berkshire will release on the Settlement Date pursuant to
                  Article IV of the Pledge Agreement such number of Pledged Shares as Borrower is required to deliver to PRG pursuant to the exercise of the Options.

                           (b) To the extent the Options are not exercised by the date of expiration thereof and on such date any unpaid Principal Amount remains outstanding, the provisions of
                  Article 5 hereof will apply.

         3.2. NOTICES; DOCUMENTS. For the purpose of verifying and calculating the payments due pursuant to Section 3.1 and Article 5 hereof and as a condition to the release of any Pledged Shares pursuant to Article IV of the Pledge Agreement, the Borrower agrees to provide copies of all documents relating to the exercise of the Options to Berkshire, pursuant to the provisions of Section 8.3 hereof, upon the date of any exercise of the Options.

                                   ARTICLE IV

                                    COVENANTS

         4.1. This Note and the obligations hereunder are secured by the 1,446,168 Pledged Shares in accordance with the Pledge Agreement.

         4.2. Borrower shall at all times, until this Note is indefeasibly paid in full, hold 1,000,000 shares of Common Stock of PRG, free and clear of any liens or other encumbrances.

                                   ARTICLE V

         5.1. BERKSHIRE CALL OPTION. For a period of five (5) days after the expiration of the Option Agreement (the "CALL PERIOD") or, subject to the Subordination Agreement in case of an acceleration hereunder, Berkshire will have the right to purchase from Borrower the number of Pledged Shares remaining under the Pledge Agreement (the "BERKSHIRE OPTION"), for a price equal to $9.05 per share (the "EXERCISE PRICE"). The Berkshire Option may be exercised by Berkshire, only for the entire number of Pledged Shares remaining under the Pledge Agreement, on any business day on or prior to the last day of the Call Period, by notice of exercise in accordance with Section 8.3, in substantially the form attached hereto as Exhibit B (or a reasonable facsimile thereof) duly executed by Berkshire and accompanied by payment, in cash or wire transfer of immediately available funds, or by offset of amounts then due by Borrower under this Note, in the amount obtained by multiplying (a) the number of Pledged Shares designated in such notice by (b) the Exercise Price, and Borrower shall thereupon transfer the number of Pledged Shares purchased pursuant to the Berkshire Option to Berkshire.

         5.2. BORROWER PUT OPTION. If the Berkshire Option is not exercised by the end of the Call Period, for a period of five (5) days thereafter (the "PUT PERIOD") or, subject to the Subordination Agreement in case of an acceleration hereunder or in the case of an Event of Default after 179 days, Borrower will have the right to sell the number of Pledged Shares remaining under the Pledge Agreement (the "BORROWER PUT"), to Berkshire at the Exercise Price. The Borrower Put may be exercised by Borrower, only for the entire number of Pledged Shares remaining under the Pledge Agreement, on any business day on or prior to the last day of the Put Period, by notice of exercise in accordance with Section 8.3, in substantially the form attached hereto as Exhibit C (or a reasonable facsimile thereof) duly executed by Borrower and accompanied by instructions to release the number of Pledged Shares purchased by Berkshire pursuant to the Borrower Put to Berkshire in return for payment, in cash or wire transfer of immediately available funds, or by offset of amounts then due by Borrower under this Note, in the amount obtained by multiplying (a) the number of Pledged Shares designated in such notice by (b) the Exercise Price.

         5.3. CASH PAYMENT. In the event neither the Berkshire Option nor the Borrower Put is exercised, the Note shall be due and payable in cash on the Stated Maturity Date.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower represents and warrants to Berkshire as follows:

         6.1. AUTHORIZATION; BINDING OBLIGATION. This Note has been duly and validly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other federal or state laws of general applicability relating to or affecting creditors' or secured parties' rights and remedies generally and general principles of equity, whether considered in an action at law or in equity. The Borrower has the legal capacity and all requisite power and authority to execute and deliver this Note and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Such execution, delivery and consummation has been duly and validly authorized by all necessary action on the part of the Borrower, and no other corporate or other proceedings on the part of the Borrower are necessary to authorize such execution, delivery and consummation.

         6.2. TITLE TO THE PLEDGED SHARES. Immediately prior to the pledge of the Pledged Shares, the Borrower was the record and beneficial owner of, and had good and marketable title to, the Pledged Shares free and clear of all Encumbrances. The Pledged Shares owned by the Borrower are validly issued, duly authorized and free of any preemptive rights. There are no voting trusts or other agreements or understandings to which the Borrower is a party with respect to the voting of the Pledged Shares. The Pledged Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act and applicable state securities laws. Except for the Option Agreement, there are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire the Pledged Shares from the Borrower pursuant to which the Borrower may be obligated to sell, transfer or otherwise dispose of any of the Pledged Shares. Subject to the Subordination Agreement, in the event that (i) the Pledgor defaults under this Note and Berkshire enforces the provisions of the Pledge Agreement or (ii) the provisions of Article 5 hereof apply, Berkshire will acquire good and marketable title to the Pledged Shares, free and clear of all Encumbrances.

         6.3. CONSENTS AND APPROVALS; NO VIOLATION. None of the execution and delivery of this Note, the consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by the Borrower, other than necessary filings on Form 4 with the Commission, (ii) violate the certificate of formation or operating agreement of the Borrower, or any Law of any Governmental Authority which may be applicable to the Borrower, or by which any of the Borrower's activities, properties or assets (including, without limitation the Pledged Shares) may be bound or affected or (iii) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property of the Borrower (including, without limitation, the Pledged Shares)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, contract, agreement, or other instrument or obligation to which the Borrower is a party or by which any of the Borrower's activities, properties or assets (including, without limitation, the Pledged Shares) may be bound or affected.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

         7.1. EVENTS OF DEFAULT; REMEDIES. If any of the following events (each such event herein termed an "Event of Default") shall happen, that is to say:

                  7.1.1. the Borrower shall fail to make any payment of Principal Amount of this Note when due, whether at maturity by acceleration or otherwise;

                  7.1.2. the Borrower shall fail to perform or observe any of the other covenants, agreements or provisions set forth herein or in the Option Agreement, Stock Purchase Agreement or Pledge Agreement; or

                  7.1.3.   The Borrower shall:

                           (a) commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or authorize, by appropriate proceedings of its board of managers or other governing body, the commencement of such a voluntary case;

                           (b) have filed against it a petition under said Title 11 which shall not have been dismissed within 30 days after the date on which said petition is filed, or file an answer or other pleading within said 30-day period admitting or failing to deny the material allegations of such a petition, or seeking, consenting to or acquiescing in the relief therein provided, or fail to controvert timely the material allegations of any such petition;

                           (c) have entered against it an order for relief in any involuntary case commenced under said Title 11;

                           (d) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

                           (e) have entered against it any order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

                           (f) make an assignment for the benefit of, or enter into a composition with, its creditors or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

then and in each and every such case, Berkshire shall notify the Borrower of such Event of Default and, in the event such Event of Default is not cured by Borrower within thirty (30) days of the date of such notice, Berkshire may declare all or any part of the unpaid Principal Amount to be forthwith due and payable (unless there shall have occurred an Event of Default under Section
7.1.3 hereof, in which case the unpaid balance of this Note shall automatically become due and payable), and thereupon such unpaid Principal Amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note, shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived to the extent not prohibited by applicable law that cannot be waived, and Berkshire, subject to the Subordination Agreement, may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect, including the transfer the Pledged Shares to its own account, with the Principal Amount and interest due under this Note being reduced by the amount equal to (i) the number of Pledged Shares transferred to Berkshire, multiplied by (ii) the Exercise Price, and if additional Principal Amount and interest remain outstanding under this Note, Berkshire may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Note or the Pledge Agreement, or in aid of the exercise of any power granted in this Note or the Pledge Agreement; PROVIDED; HOWEVER, that it is agreed and acknowledged that Berkshire's recourse hereunder shall be limited to the Pledged Shares and after 179 days Borrower may only cure such default by exercise of the Borrower Put right referred to in Section 5.2 hereof.

         7.2. ANNULMENT OF DEFAULTS. An Event of Default shall not be deemed to be in existence for any purpose of this Note if Berkshire shall have waived such event in writing or stated in writing that the same has been cured to its or their reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 7.2 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the rights of Berkshire upon the occurrence thereof.

         7.3. WAIVERS. The Borrower hereby waives to the extent not prohibited by provisions of applicable law which cannot be waived (a) all presentments, demands for performance and notices of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of Berkshire in the enforcement of its rights under the provisions of this Note or the Pledge Agreement, (c) any and all notices of every kind and description which may be required to be given by any legal requirement, and (d) any defense of any kind (other than payment) which it may now or hereafter have with respect to its obligations and liability under this Note, the Option Agreement or the Pledge Agreement.

         7.4. COURSE OF DEALING. No course of dealing between the Borrower on the one hand, and Berkshire on the other hand, shall operate as a waiver of the parties' rights under this Note or the Pledge Agreement. No delay or omission in exercising any right under this Note or the

Pledge Agreement shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a waiver of or bar to any right or remedy on any other occasion. No waiver or statement of satisfactory cure or consent shall be binding upon Berkshire unless it is in writing and signed by Berkshire as may be required by the provisions of this Note.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations, warranties and covenants made by the Borrower, in connection with the transactions contemplated by this Note shall survive the pledge of the Pledged Shares, and transfer of ownership of the same to Berkshire under Article 5 or Section 7.1 hereof, or the provisions of the Pledge Agreement.

         8.2. GOVERNING LAW. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         8.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation of receipt), delivered by nationally-recognized overnight express service or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                  8.3.1.   If to Berkshire, to:

                           Berkshire Partners LLC
                           One Boston Place
                           Boston, MA 02108-4401
                           Telephone: (617) 227-0050
                           Telecopy: (617) 227-6105
                           Attention: Ross M. Jones

                           With a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Telephone: (617) 951-7000
                           Telecopy: (617) 951-7050
                           Attention: David C. Chapin, Esq.
                                      Jane D. Goldstein, Esq.

                  8.3.2.   If to the Borrower, to:

                           Schultz PRG Liquidating Investments, Ltd.
                           9241 LBJ Freeway, Suite 100
                           Dallas, TX 75243
                           Telephone: (972) 233-7564
                           Telecopy: (972) 690-7564
                           Attention: Howard H. Schultz
                                      Andrew H. Schultz

                           With a copy to:

                           Malouf, Lynch, Jackson & Swinson
                           600 Preston Commons East
                           8115 Preston Road
                           Dallas, TX 75225
                           Telephone: (214) 273-0560  (direct dial)
                           Telecopy: (214) 273-0561 (direct fax)
                           Attention: Donald Malouf, Esq.
                                      Curtis R. Swinson, Esq.
                                      Alex E. Nakos, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

         8.4. EXPENSES. Each party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Note and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives.

         8.5. SPECIFIC PERFORMANCE. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Note, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

         8.6. DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note. References in this Note to Sections mean Sections of this Note, unless otherwise indicated. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in a document will be construed against the party drafting the document.

         8.7. COUNTERPARTS. This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         8.8. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         8.9. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Note constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

         8.10. ASSIGNMENT. No party hereto may assign its rights or obligations under this Note, PROVIDED, THAT Berkshire may assign and transfer this Note and its rights hereunder to any one or more of its affiliates, and may assign and transfer any Pledged Shares obtained hereunder to any one or more of such affiliates.

         8.11. FURTHER ASSURANCES. The Borrower and Berkshire agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to implement the transactions contemplated by this Note.


               [The remainder of this page is intentionally blank]

         The undersigned has caused this Note to be executed and delivered by its duly authorized officer as of the date first written above.



                                     SCHULTZ PRG LIQUIDATING INVESTMENTS, LTD., a Texas limited partnership


                                     By: Schultz PRG Liquidating Investments GP,
                                     L.L.C., a Texas limited liability company


                                     By:
                                         ---------------------------------------
                                         Name: Howard Schultz
                                         Title: Manager/President

                                     BERKSHIRE FUND V, LIMITED PARTNERSHIP

                                     By: Fifth Berkshire Associates LLC
                                     its General Partner


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A

                                PLEDGE AGREEMENT